Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Highlights

  The Company completed the sale of its global Albany Door Systems (“ADS”) business to ASSA ABLOY AB on January 11, 2012, for $130 million, subject to customary post-closing adjustments. As the result of the completed sale, ADS results are reported in this release as discontinued operations. Although the gain from the ADS sale will be reflected in Q1 2012 results, the transaction resulted in a discrete tax charge that reduced Q4 2011 results from continuing operations by $22.1 million.
  Including income from discontinued operations of $0.04, restructuring charges of $0.10, foreign currency revaluation gains of $0.08, and net unfavorable income tax adjustments of $0.50, net income per share was a loss of $0.23.
  Including income from discontinued operations of $0.09, restructuring charges of $0.02, a gain on the sale of a building of $0.15, foreign currency revaluation gains of $0.07, and favorable income tax adjustments of $0.09, net income per share was $0.66 in the fourth quarter of 2010.
  Net sales from continuing operations were $202.6 million, an increase of 1.4 percent compared to Q4 2010. Excluding the effects of changes in currency translation rates, net sales increased 1.2 percent.
  Total Company EBITDA, excluding restructuring, foreign currency revaluation effects, and a gain on the sale of a building, was $38.8 million in the fourth quarter 2011, compared to $37.5 million in 2010. EBITDA from continuing operations, excluding the same effects, was $32.3 million in the fourth quarter 2011, compared to $32.6 million in 2010 (see Table 5).
  Including contributions of $20 million to the Company’s pension plans, net debt in the quarter declined $10.1 million to $255.9 million.

ROCHESTER, N.H.--(BUSINESS WIRE)--February 8, 2012--Albany International Corp. (NYSE:AIN) completed the sale of its global Albany Door Systems (“ADS”) business to ASSA ABLOY AB on January 11, 2012, for $130 million, subject to customary post-closing adjustments. The operating results and financial position of ADS are therefore reported as discontinued operations. Although the gain from the ADS sale will be reflected in Q1 2012 results, the transaction resulted in a discrete tax charge that reduced Q4 2011 results from continuing operations by $22.1 million.

Total Company fourth-quarter 2011 net loss was $7.2 million ($0.23 per share), including income from discontinued operations of $1.2 million ($0.04 per share), restructuring charges of $4.9 million ($0.10 per share), foreign currency revaluation gains of $3.6 million ($0.08 per share), and unfavorable income tax adjustments of $15.5 million ($0.50 per share). For the fourth quarter of 2010, the Company reported net income of $20.5 million ($0.66 per share), including a gain on the sale of a building of $7.0 million ($0.15 per share), income from discontinued operations of $2.9 million ($0.09 per share), restructuring charges of $1.0 million ($0.02 per share), foreign currency revaluation gains of $3.2 million ($0.07 per share), and favorable income tax adjustments of $2.8 million ($0.09 per share).

Fourth Quarter Results from Continuing Operations

Net sales for Q4 2011 were $202.6 million, an increase of 1.4 percent compared to the fourth quarter of 2010. Excluding the effects of changes in currency translation rates, net sales increased 1.2 percent as shown below.

Table 1
	Net Sales Three Months ended December 31,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency
(in thousands)	2011	2010	Change	Rates	Rate Effect
Paper Machine Clothing (PMC)	$163,030	$165,687	-1.6%	$501	-1.9%
Engineered Fabrics (EF)	20,189	18,821	7.3	(52)	7.5
Engineered Composites (AEC)	14,182	11,771	20.5	-	20.5
PrimaLoft® Products	5,216	3,547	47.1	(78)	49.3
Total	$202,617	$199,826	1.4%	$371	1.2%

Gross profit was 39.5 percent of net sales in the fourth quarter of 2011, compared to 40.3 percent in the same period of 2010. Q4 2011 gross profit was reduced by a significant seasonal slowdown in PMC production in December. Q4 2010 gross profit was increased by unusually high production levels due to inventory restocking, which offset asset write-offs of $3.2 million.

Selling, technical, general, and research (STG&R) expenses were $62.7 million, or 31.0 percent of net sales, in the fourth quarter of 2011. STG&R expenses included gains of $1.0 million related to the revaluation of non-functional-currency assets and liabilities. Compared to Q4 2010, STG&R expenses reflect an increase of $1.4 million in Research and Development, which includes a significant increase in R&D spending at Engineered Composites. In the fourth quarter of 2010, STG&R expenses were $54.7 million, or 27.4 percent of net sales, including gains of $7.0 million from the sale of a building, and $0.4 million related to the revaluation of non-functional-currency assets and liabilities.

As shown in Table 2, operating income was $12.5 million in the fourth quarter of 2011, compared to $24.8 million for the same period of 2010. Q4 2011 operating income was reduced by restructuring charges of $4.9 million and increased by currency revaluation gains of $1.0 million. Q4 2010 operating income was increased by $7.0 million from the sale of a building and $0.4 million from currency revaluation gains, and was reduced by $1.0 million of restructuring charges (see Tables 3 and 4).

Table 2
	Operating Income/(loss) Three Months ended December 31,
(in thousands)	2011	2010
Paper Machine Clothing*	$37,078	$50,139
Engineered Fabrics	2,834	2,487
Engineered Composites	(583)	(2,321)
PrimaLoft® Products	2,230	351
Research expenses	(8,230)	(6,791)
Unallocated expenses	(20,804)	(19,016)
Total	$12,525	$24,849

*Q4 2010 PMC operating income included a gain of $7.0 million related to the sale of a building.

Fourth-quarter segment operating income included the following U.S. GAAP restructuring charges:

Table 3
	Restructuring charges Three Months ended December 31,
(in thousands)	2011	2010
Paper Machine Clothing	$2,339	$527
Engineered Fabrics	126	45
Engineered Composites	-	477
Unallocated expenses	2,396	-
Total	$4,861	$1,049

Restructuring charges in Q4 2011 were primarily due to the planned shutdown of manufacturing operations at the Company’s PMC plant in Menasha, Wisconsin, and the relocation of the Company’s headquarters to Rochester, New Hampshire.

Q4 2011 Other income/expense, net, was income of $2.3 million, including gains of $2.6 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q4 2010 was income of $1.3 million, including gains of $2.8 million related to the revaluation of non-functional-currency intercompany balances.

Interest expense, net, was $4.2 million in Q4 2011 compared to $4.7 million in Q4 2010. The decrease was primarily due to lower average debt in 2011.

The Company’s effective income tax rate, exclusive of income tax adjustments, was 34 percent for the fourth quarter of 2011. Q4 income tax expense includes a discrete tax charge of $22.1 million for a valuation allowance associated with deferred tax assets in Germany which was due to the lower income projections that are expected with the sale of the Doors business. In addition, Q4 income tax expense reflects net favorable adjustments of $6.6 million, including a favorable adjustment of $3.5 million to correct errors from periods prior to 2006 in the Company’s balances of income taxes payable and deferred. The Company has assessed the materiality of these items in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that the error was not material to any of its previously reported quarterly or annual financial statements. The Company then considered the guidance in SAB 108, and determined that the correction to the balances of income taxes payable and deferred should be recorded as expense in the fourth quarter of 2011, as such amount was determined to be not material. For Q4 2010, the income tax rate, exclusive of income tax adjustments, was 31 percent. Q4 2010 income tax adjustments reduced income tax expense $2.8 million, principally resulting from a decrease in the estimated tax rate.

Q4 2011 EBITDA was $31.0 million, including restructuring charges of $4.9 million and foreign currency revaluation gains of $3.6 million. Q4 2010 EBITDA was $41.7 million, including restructuring charges of $1.0 million, foreign currency revaluation gains of $3.2 million, and a $7.0 million gain on the sale of a building (see Table 5).

The following table summarizes currency revaluation effects on certain financial metrics:

Table 4
	Income/(loss) attributable to currency revaluation Three Months ended December 31,
(in thousands)	2011	2010
Operating income	$962	$427
Other income/expense, net	2,649	2,755
EBITDA from continuing operations	$3,611	$3,182

Total Company capital spending for equipment and software was $8.4 million for the fourth quarter of 2011, bringing the full-year total to $28.7 million, which included $1.2 million for the Albany Doors segment. Depreciation and amortization was $16.2 million for the quarter and $64.2 for the full year. For 2012, we currently expect approximately $50 million of capital spending and $65 million of depreciation and amortization.

CEO Comments

CEO and President Joe Morone said, “Q4 2011 proceeded much as we had anticipated in our Q3 earnings release. Seasonal weakness in PMC, primarily in the Americas, was offset by good performance in AEC and PrimaLoft® Products. Meanwhile, the ramp-up of the LEAP program intensified, the organizational integration of PMC and EF was completed and first steps toward capturing the expected synergies were taken, the sale of Albany Door Systems closed shortly after the quarter ended, and our plans to use proceeds from the transaction to significantly strengthen the balance sheet solidified.

“Sales and EBITDA from continuing operations in Q4 2011 were roughly comparable to Q4 2010. But the similarity in aggregate results masks sharply different quarters in PMC. During Q4 2010 and Q1 2011, the paper industry was restocking, PMC backlogs were growing, and our plants were running at unusually high utilization rates. During Q4 2011, the opposite occurred. Except in Asia, paper production slowed and PMC backlogs declined. And, since backlogs were lower than they had been in Q4 2010, our plants ran more slowly in December than they had a year earlier, and then shut down entirely during the last week of the year, all of which pulled down margins.

“The slowdown continued into January 2012. But as the month progressed, orders strengthened, suggesting that unless we experience a global economic slowdown, PMC sales and income should continue to strengthen through the course of the year. While it is very unlikely that Q1 2012 will match the strong performance of Q1 2011 (which, like Q4 2010, benefited from high backlogs and inventory restocking), we do expect that overall PMC performance in 2012 should be comparable to overall performance in 2011.

“Meanwhile, we made good progress during Q4 integrating Engineered Fabrics into PMC. We are still targeting $15 million of incremental EBITDA by mid-2013 from this integration. The two groups are now fully merged, and beginning with our Q1 release, we will no longer report them separately. Previously announced closures of an EF corrugator belt facility and a PMC forming plant, and the transition of manufacturing to other facilities in North America, are well underway. The first is scheduled for completion by the end of Q1, the second by the end of Q3.

“AEC performed well in Q4. Sales were up 20 percent over Q4 2010, and operating income improved almost $2 million, bringing EBITDA above breakeven. We expect sales to grow by at least another 20 percent in 2012, while income, which will be constrained by significant one-time costs associated with aggressive hiring, will likely hold at 2011 levels. 2012 will be a pivotal year for AEC. As we discussed last quarter, the expected size and timing of the LEAP engine market have become more definite, and we are planning for a market of at least 1500 engines per year, with a very fast ramp beginning in mid-decade. Once fully ramped, we expect the market to continue through the next decade, with multiple opportunities for additions to AEC content. Our ability to fully realize this market potential now depends upon how effectively we ramp up our manufacturing capability. 2012 will arguably be the most important year in this ramp process. Several critical product and process design and test milestones will be reached, key elements of the supply chain will be put in place, construction of the first LEAP composites plant (in Rochester, NH) will commence, with groundbreaking on a second plant (to be located in France) following quickly thereafter. We are working in collaboration with SAFRAN on all of these fronts, the working relationship is very strong, and progress to date is encouraging.

“PrimaLoft® Products also had a strong Q4, with sales and income well ahead of the comparable period last year. Growth was especially strong in sales of insulation for outerwear in Europe. More generally, it appears that the normal seasonal pattern for sales in this business has shifted, with retailers in North America and Europe placing orders for outerwear earlier than in past years, pulling sales forward. Order patterns point to another year of strong growth for this segment in 2012.

“Finally, plans to use proceeds from the sale of ADS to significantly reduce total Company liability are proceeding as anticipated. As described in detail in the CFO commentary below, under current market conditions these actions, once completed, should reduce our debt and pension liability by approximately $110 million, and improve annualized pre-tax income by roughly $10 million.

“In sum, performance in Q4 2011 was comparable to Q4 2010, as AEC and PrimaLoft® Products offset the expected end-of-the-quarter slowdown in PMC. Looking ahead, assuming no global economic slowdown, we still look for modest improvement in year-over-year performance this year, driven primarily by the positive impacts of the liability reduction plan; followed by stronger year-over-year improvement thereafter, driven initially by synergies from the merger of EF and PMC, and then by rapidly increasing contributions to EBITDA by AEC. Throughout this period, we expect to continue to generate substantial excess cash, as we did in 2011, which will provide our Board of Directors the flexibility to consider any number of shareholder-friendly initiatives, from investing in future growth and further strengthening the balance sheet to increasing dividends and repurchasing shares.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “Strong cash flow from operations and the repatriation of cash from non-U.S. accounts during Q4 contributed to continued reduction in both total and net debt. Comparing the balances at the end of Q3 to the balances at the end of Q4, total debt declined approximately $15 million, from $390 million to $375 million, while net debt declined about $10 million, from $266 million to $256 million (see Table 8). The Company’s leverage ratio, as defined in our primary debt agreements, was 1.73 at the end of Q4, compared to 1.77 in Q3 and 2.21 in Q4 2010. Approximately $150 million is available for borrowing under the Company’s credit facility.

“In addition to the solid operating results, the significant drivers of net cash flow during Q4 were the improvement in PMC working capital, especially inventory, and cash outflows for pension contributions. The combination of a focused effort to improve working capital performance and lower production in PMC at the end of the year resulted in a decrease in inventory of about $20 million as compared to the end of Q3, excluding currency effects. Inventory as a percent of net sales dropped from 19.2 percent at the end of Q3 to 16.4 percent at the end of Q4. Performance related to accounts receivable was steady with days sales outstanding remaining unchanged at 60 days. During Q4, the Company contributed a total of $20 million to pension plans in the United States and Canada as part of our strategy to aggressively strengthen our balance sheet.

“In January 2012, the Company completed the $130 million sale of Albany Door Systems to ASSA ABLOY AB. After taxes and fees, the Company expects to net more than $120 million from the transaction. The Company received $117 million from the buyer in January and expects the remaining $13 million in mid-2013. With the transaction complete, the Company has developed a plan to use approximately $70 million of the cash received from the sale, as well as about $30 million of cash held outside of the U.S., to fund and, in some areas, permanently settle part of our global pension liabilities. In addition, approximately $40 million of the proceeds from the sale of ADS will be used to pay down outstanding borrowings on the Company’s $390 million credit facility. Our target is to have this plan substantially completed by the end of Q2 2012. We expect that, upon completion of the plan, global unfunded pension liabilities will drop from around $100 million to $30 million. While actual requirements will be affected by future interest rates and investment performance, under current market conditions required cash contributions to all defined benefit pension plans should drop from around $20 million per year to approximately $3 million per year; pension expense associated with these plans should decline from about $13 million per year to approximately $4 million per year. Income tax deductions generated by the cash contributions are expected to reduce future cash taxes by approximately $25 million.

“Along with the financial effects noted above, the full execution of this strategy will impact the income statement, mostly in Q2 2012, with a significant pension settlement charge that could be as high as $130 million, primarily due to the recognition of net actuarial losses that until now have been reflected on the balance sheet as deferred charges reported in Shareholders’ Equity.

“Income tax expense during the quarter included several large non-cash items, unrelated to our ongoing tax rate, the most significant of which is a valuation allowance for deferred tax assets in Germany. This reserve was recorded as a result of the sale of ADS, which had significant operations in Germany, and the fact that future income in Germany will now be significantly lower because of the sale of this business. The Company’s 2011 income tax rate, exclusive of income tax adjustments, was 34 percent, and is expected to remain in the mid-30 percent range in 2012. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes in 2011 was approximately $16 million, and is expected to total $10 to $15 million in 2012.”

The Company plans a webcast to discuss fourth-quarter 2011 financial results on Thursday, February 9, 2012, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International Corp. (NYSE:AIN) is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance insulation and yarn. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding restructuring charges, currency effects, and building sale gains, sales excluding currency effects, effective income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the gain in Q4 2010 from the sale of a building, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its effective income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. EBITDA excluding restructuring charges, foreign currency effects, and building sale gains is calculated by adding to EBITDA, costs associated with restructuring, and then adding or subtracting revaluation losses or gains and subtracting building share gains. The Company believes that EBITDA and EBITDA excluding the effect of such items provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA from continuing operations and EBITDA (from Continuing Operations and Total Company) excluding restructuring charges, foreign currency revaluation effects, and building sale gains:

Table 5
	Three Months ended December 31,
(in thousands)	2011	2010
(Loss)/income from continuing operations	($8,475)	$17,591
Interest expense, net	4,182	4,700
Income tax expense	19,118	3,848
Depreciation and amortization	16,183	15,520
EBITDA from continuing operations	31,008	41,659
Restructuring and other, net	4,861	1,049
Foreign currency revaluation (gains) losses	(3,611)	(3,182)
(Gain) on sale of building	-	(6,950)
EBITDA from continuing operations, excluding restructuring charges, foreign currency revaluation effects, and gain on sale of building	$32,258	$32,576
Income from operations of discontinued business (before tax)	5,437	4,516
Depreciation and amortization of discontinued operations	519	536
Restructuring charges/(credits) of discontinued operations	63	(222)
Revaluation (gains)/losses of discontinued operations	(108)	138
Expenses incurred related to sale of discontinued operations	600	-
Total Company EBITDA, excluding restructuring charges, foreign currency revaluation effects, and gain on sale of building	$38,769	$37,544

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6 Quarter ended December 31, 2011
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net from continuing operations	$4,861	$1,643	$3,218	31,283	$0.10
Foreign currency revaluation gains from continuing operations	3,611	1,221	2,390	31,283	0.08
Income tax adjustments from continuing operations	-	15,502	15,502	31,283	0.50
Income tax adjustments from discontinued operations	-	2,647	2,647	31,283	0.08

Table 7 Quarter ended December 31, 2010
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net from continuing operations	$1,049	$323	$726	31,166	$0.02
Foreign currency revaluation gains from continuing operations	3,182	980	2,202	31,166	0.07
Gain on sale of building from continuing operations	6,950	2,141	4,809	31,166	0.15
Income tax adjustments from continuing operations	-	2,804	2,804	31,166	0.09

The Company defines net debt as total debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of the Company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of total debt to net debt as of September 30, 2011; December 31, 2011; and December 31, 2010, is shown below:

The following table contains the calculation of net debt:

Table 8
(in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Notes and loans payable	$424	$901	$1,587
Current maturities of long-term debt	1,263	13	12
Long-term debt	373,125	389,197	423,634
Total debt	374,812	390,111	425,233
Cash	118,909	124,130	117,925
Net debt	$255,903	$265,981	$307,308

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about future economic and paper industry conditions; sales, EBITDA and operating income expectations during the next several quarters in each of the Company’s businesses, anticipated improvements in and sustainability of cash generation, revenue growth and income expectations for the Company’s non-PMC businesses; the timing and impact of certain production and development programs in the Company’s AEC business segment; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future revaluation gains and losses, balance sheet and income statement impact of the proposed pension settlement plans, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Twelve Months Ended
December 31,			December 31,

2011	2010		2011	2010

$202,617	$199,826	Net sales	$814,696	$765,769
122,515	119,244	Cost of goods sold	485,735	471,006

80,102	80,582	Gross profit	328,961	294,763
47,791	40,519	Selling, general, and administrative expenses	179,804	165,528
14,925	14,165	Technical, product engineering, and research expenses	56,767	54,203
4,861	1,049	Restructuring and other, net	9,317	3,747

12,525	24,849	Operating income	83,073	71,285
4,182	4,700	Interest expense, net	18,121	17,240
(2,291)	(1,313)	Other (income)/expense, net	2,720	(884)

10,634	21,462	Income before income taxes	62,232	54,929
19,118	3,848	Income tax expense	35,779	23,545

(8,484)	17,614	(Loss)/income before equity in earnings/(losses) of associated companies	26,453	31,384
9	(23)	Equity in earnings/(losses) of associated companies	(879)	29
(8,475)	17,591	(Loss)/income from continuing operations	25,574	31,413

5,437	4,516	Income from operations of discontinued business	16,596	9,560
4,193	1,573	Income tax expense	7,232	3,337
1,244	2,943	Income from discontinued operations	9,364	6,223
(7,231)	20,534	Net (loss)/income	34,938	37,636

		Earnings per share - Basic
($0.27)	$0.56	(Loss)/income from continuing operations	$0.82	$1.01
0.04	0.10	Discontinued operations	0.30	0.20
($0.23)	$0.66	Net (loss)/income	$1.12	$1.21

		Earnings per share - Diluted
($0.27)	$0.56	(Loss)/income from continuing operations	$0.81	$1.01
0.04	0.10	Discontinued operations	0.30	0.20
($0.23)	$0.66	Net (loss)/income	$1.11	$1.21

		Shares used in computing earnings per share:
31,283	31,166	Basic	31,262	31,072
31,283	31,327	Diluted	31,510	31,209

$0.13	$0.12	Dividends per share	$0.51	$0.48

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$118,909	$117,925
Accounts receivable, net	148,849	148,514
Inventories	133,649	143,557
Income taxes receivable and deferred	30,010	39,580
Prepaid expenses and other current assets	13,410	11,634
Current assets of discontinued operations	62,106	45,582
Total current assets	506,934	506,792

Property, plant and equipment, net	439,516	481,952
Investments in associated companies	879	858
Intangibles	1,079	1,578
Goodwill	75,469	77,196
Deferred taxes	134,644	139,955
Other assets	22,504	18,103
Noncurrent assets of discontinued operations	49,904	51,859
Total assets	$1,230,929	$1,278,293

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$424	$1,587
Accounts payable	33,663	35,802
Accrued liabilities	105,649	99,664
Current maturities of long-term debt	1,263	12
Income taxes payable and deferred	8,766	9,288
Current liabilities of discontinued operations	20,946	19,503
Total current liabilities	170,711	165,855

Long-term debt	373,125	423,634
Other noncurrent liabilities	185,648	181,769
Deferred taxes and other credits	71,529	68,590
Noncurrent liabilities of discontinued operations	14,065	12,185
Total liabilities	815,078	852,033

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,540,842 in 2011 and 36,442,209 in 2010	37	36
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2011 and 2010	3	3
Additional paid in capital	391,495	387,876
Retained earnings	422,044	403,048
Accumulated items of other comprehensive income:
Translation adjustments	(19,111)	(6,041)
Pension and post retirement liability adjustments	(118,104)	(100,355)
Derivative valuation adjustment	(2,593)	(276)
Treasury stock (Class A), at cost 8,479,487 shares
in 2011 and 8,484,528 shares in 2010	(257,920)	(258,031)
Total shareholders' equity	415,851	426,260
Total liabilities and shareholders' equity	$1,230,929	$1,278,293

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Twelve Months Ended
December 31,			December 31,

2011	2010		2011	2010
		OPERATING ACTIVITIES
($7,231)	$20,534	Net (loss)/income	$34,938	$37,636
		Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
(811)	(2)	Equity in (earnings) of associated companies	(400)	(60)
14,569	13,993	Depreciation	57,502	54,447
2,133	2,063	Amortization	8,883	8,549
188	188	Noncash interest expense	753	753
7,535	4,735	Provision for deferred income taxes, other credits and long-term liabilities	(3,510)	13,125
2,241	1,421	Provision for write-off of property, plant and equipment	2,345	4,630
-	(6,950)	(Gain) on disposition of assets	(1,022)	(9,404)
(40)	(438)	Excess tax benefit of options exercised	(93)	(450)
843	97	Compensation and benefits paid or payable in Class A Common Stock	2,812	4,896

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
(1,896)	(1,382)	Accounts receivable	(12,082)	(9,509)
20,355	1,995	Inventories	7,105	16,639
2,506	4,285	Prepaid expenses and other current assets	314	(1,034)
(2,682)	415	Accounts payable	(1,677)	(7,700)
988	(15,570)	Accrued liabilities	6,124	(16,776)
(8,175)	1,119	Income taxes payable	2,422	1,009
444	2,934	Other, net	855	2,821
30,967	29,437	Net cash provided by operating activities	105,269	99,572

		INVESTING ACTIVITIES
(6,833)	(9,390)	Purchases of property, plant and equipment	(24,988)	(27,334)
(1,594)	(1,667)	Purchased software	(3,692)	(4,257)
-	9,047	Proceeds from sale of assets	2,860	12,256
-	-	Acquisitions, net of cash acquired	-	(1,902)
-	-	Cash received from life insurance policy terminations	-	49,302
(8,427)	(2,010)	Net cash (used in)/provided by investing activities	(25,820)	28,065

		FINANCING ACTIVITIES
6,001	10,984	Proceeds from borrowings	14,386	17,712
(21,488)	(10,324)	Principal payments on debt	(65,575)	(92,448)
374	-	Proceeds from options exercised	789	125
40	438	Excess tax benefit of options exercised	93	450
-	-	Debt issuance costs	-	(4,471)
(4,056)	(3,737)	Dividends paid	(15,616)	(14,885)
(19,129)	(2,639)	Net cash (used in) financing activities	(65,923)	(93,517)

(725)	(1,897)	Effect of exchange rate changes on cash and cash equivalents	(3,373)	(9,285)

2,686	22,891	Increase in cash and cash equivalents	10,153	24,835
129,768	99,410	Cash and cash equivalents at beginning of period	122,301	97,466
$132,454	$122,301	Cash and cash equivalents at end of period	$132,454	122,301

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
susan.siegel@albint.com